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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Lorson                               John                    W.
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   (Last)                            (First)              (Middle)

CityPlace One, Suite 300
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                                    (Street)

St. Louis                           Missouri                63141
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

January 26, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Arch Coal, Inc. (ACI)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Controller - Chief Accounting Officer
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:    4. Nature of Indirect
                                      2. Amount of Securities       Direct (D) or         Beneficial
1. Title of Security                     Beneficially Owned         Indirect (I)          Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
No Securities Owned
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option     (1)       07/23/07        Common Stock           2,000            $27.875           D
(Right to Buy)
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Employee Stock Option     (2)       07/22/08        Common Stock           3,000            $22.875           D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option     (3)       02/25/09        Common Stock           6,000            $10.6875          D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation  of   Responses:
(1) The option vests in three equal annual installments beginning on July 23, 1998.
(2) The option vests in three equal annual installments beginning on July 22, 1999.
(3) The option vests in four annual installments beginning February 25, 2000 in the following amounts: 1/6, 1/3, 1/3, 1/6.



   /s/Rosemary L. Klein                                     February 3, 2000
---------------------------------------------            -----------------------
  **Signature of Reporting Person                                Date
  Rosemary L. Klein, Assistant Secretary,
     for John W. Lorson

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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